Exhibit 10.1
FOR IMMEDIATE RELEASE
Mymetics Corporation Acquires Preventive Malaria Vaccine From
Pevion Biotech AG (Switzerland)
Successful Phase I and II Clinical Trials In Switzerland and the UK
Results praised by an eminent member of the Pasteur Institute and of the malaria board of the Bill and Melinda Gates Foundation
Nyon, Switzerland (May 19, 2008) —Mymetics Corporation (OTCBB: MYMX), a vaccine development company, made the acquisition of a preventive malaria vaccine from Pevion Biotech AG, a privately-held biotech company based in Switzerland.
The Pevion vaccine has successfully completed human clinical trial phases I and II in Switzerland and in the U.K., respectively, with only two of four contemplated antigens. The clinical trials are being conducted in connection with the application for approval of this vaccine under the European Union regulations. A Phase 1b clinical trial has been launched in Tanzania to extend the protocol to children and teenagers in a naturally endemic area. A new cycle of phase I and II clinical trials with all four antigens is scheduled thereafter.
“We are pleased with this acquisition which allows us to start feeding a pipeline of products for the future, in addition to our preventive HIV/AIDS vaccine,” said Christian J. F. Rochet, CEO and President of Mymetics Corporation. “There is a pressing need within the global community for a malaria vaccine. Annually, there are between three hundred and five hundred million people suffering from malaria with a mortality rate of approximately two million, mostly children.”
“The clinical trial results proved very promising,” commented Sylvain Fleury, PhD, Mymetics CSO and director. “Our vaccine philosophy is to focus the immune response on relevant regions of the parasite proteins by designing specific peptides, while irrelevant and immunodistractive parts have been removed. We also believe that the vaccine efficacy will be improved by targeting both parasite forms during the infectious cycle, instead of the classical strategy to target only one of the maturation stages.”
Said Professor Odile Mercereau-Puijalon, of the Pasteur Institute in Paris, a member of the malaria scientific board of the Bill and Melinda Gates Foundation, “I have reviewed the body of data provided with great interest. To summarize my conclusion in a few words, I am very impressed by the thoughtful design of the synthetic antigen and of the delivery system procured by the IRIVs (Virosomes) developed in collaboration with high profile academic partners and by the very exciting performance of the candidates in human trials. These are the most promising phase 1 data in humans I have seen so far. The PEV 301 and PEV 302 (antigens) are safe, highly immunogenic and very importantly -and uniquely to date in malaria vaccine development- induce a consistent immune response in the volunteers with a strong correlation of all immune assays explored. These are highly promising prospects for the future and I strongly encourage you to move ahead and proceed to safety, immunogenicity and efficacy trials in African children.”
“Apart from the impressive clinical trial results,” commented Ernst Lübke, the Company’s CFO and director, “the Pevion vaccine acquisition, from a shareholder perspective, exposes Mymetics to very little risk because half of the paid acquisition price is related to an upcoming milestone payable in 2009 and 2010. This is a deal that makes sense medically, economically, and institutionally.”
About Mymetics Corporation
Mymetics is a biotechnology company developing prophylactic vaccines that combine innovative antigen engineering, minimal human protein homologies and virosome technology, a technology licensed from Pevion Biotech. Mymetics’ vaccine approach focuses on eliciting immune protection capable of interfering with late events of pathogen transmission, coupled, most importantly, with early events of pathogen transmission, such as preventing the entry across the mucosal tissues that are very often the primary entry door of most of the pathogens. Virosomes are lipidic vesicles derived from influenza virus membrane that are non-replicative carriers that can be coupled with other virosome-based vaccines and possess intrinsic adjuvant properties. The Company’s disease focus presently includes malaria and the human immunodeficiency virus.
For further information regarding the Company and its mucosal approach, please visit www.mymetics.com.
About Pevion Biotech
Pevion Biotech is a privately owned Swiss biopharmaceutical company focusing on the preclinical and clinical development of vaccines to prevent/treat infectious diseases and cancer. For its vaccine development, the company uses a virosome technology, which is already validated by two registered and marketed vaccines. The combination of this virosome technology with novel innovative antigens substantially reduces the known risk in biotechnological development and permits the targeting of diseases where so far no appropriate treatment is available. Pevion Biotech targets indications, which represent major medical needs, including prophylactic or therapeutic vaccines against breast cancer, candidiasis, RSV, malaria and hepatitis C. Three virosome-based vaccine candidates are currently in clinical development.
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uncertainties that could cause the Company’s actual results to differ materially from those in these forward-looking statements. Such risks and uncertainties include but are not limited to demand for the Company’s products and services, our ability to continue to develop markets, general economic conditions, our ability to secure additional financing for the Company and other factors that may be more fully described in reports to shareholders and periodic filings with the Securities and Exchange Commission.
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